Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Relmada Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share:	457(c) and 457(h)	5,828,908	(2)	$0.79	(3)	$4,604,837.32	$0.00015310	$705.00
Equity	Common stock, $0.001 par value per share:	457(c) and 457(h)	9,476,332	(4)	0.79	(5)	$7,486,302.28	$0.00015310	$1,146.15
Total Offering Amounts							$12,091,139.60		$1,851.15
Total Fee Offsets									—
Net Fee Due									$1,851.15

(1)	Represents additional shares of common stock, $0.001 par value per share (“Common Stock”), of Relmada Therapeutics, Inc. (the “Company”) reserved for issuance under the Company’s 2021 Equity Incentive Plan (as amended, the “2021 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the 2021 Plan and shares that may become issuable under the 2021 Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the outstanding Common Stock.

(2)	Represents the number of shares and shares issuable pursuant to stock option awards outstanding under the 2021 Plan.

(3)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon a weighted average of the exercise prices of outstanding options previously granted.

(4)	Represents the number of shares and shares issuable pursuant to stock option awards available for future awards under the 2021 Plan.

(5)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h), upon the latest closing price of the Company’s common stock of $0.79, quoted on the Nasdaq stock Market on June 10, 2025.